UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): May 26, 2004

Host Marriott Corporation

(Exact name of registrant as specified in its chapter)

Maryland	001-05664	53-0085950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (240) 744-1000

Item 5. Other events

On May 26, 2004, Host Marriott Corporation (the “Company”) entered into an Underwriting Agreement with UBS Securities LLC and Bear, Stearns & Co. Inc., as representatives of the several underwriters named therein, pursuant to which the Company agreed to issue and sell 4,000,000 shares of its 8 7/8% Class E Cumulative Redeemable Preferred Stock at a price of $25.00 per share raising gross proceeds of $100 million. The Class E preferred stock has no stated maturity date and may be redeemed at the Company’s option on or after June 2, 2009. The Company intends to use the net proceeds from the offering (approximately $97 million after deducting underwriting discounts and commissions and estimated expenses) and available cash to redeem all of its outstanding Class A preferred stock.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits.

1.1	Underwriting Agreement dated May 26, 2004 by and between Host Marriott Corporation and UBS Securities LLC and Bear, Stearns & Co. Inc., as representatives of the several underwriters named therein

5.1	Opinion of Venable LLP

12.1	Calculation of ratio of earning to fixed charges and preferred stock dividends

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 1st day of June 2004.

HOST MARRIOTT CORPORATION
By:	/s/ LARRY K. HARVEY
Name:	Larry K. Harvey
Title:	Senior Vice President and Corporate Controller

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Exhibit No.	Description
1.1	Underwriting Agreement dated May 26, 2004 by and between Host Marriott Corporation and UBS Securities LLC and Bear, Stearns & Co. Inc., as representatives of the several underwriters named therein

5.1	Opinion of Venable LLP

12.1	Calculation of ratio of earning to fixed charges and preferred stock dividends

4